Exhibit 99.1

PRESS RELEASE

International Smart Sourcing, Inc. Announces Non-Binding Letter of
Intent to Acquire Charter Fabrics, Inc.

Farmingdale, NY, March 27, 2006 – International Smart Sourcing, Inc. (OTCBB: ISSG), announced today that it has entered into a non-binding letter of intent to acquire Charter Fabrics, Inc., a privately held textile and cosmetic sourcing company located in New York, New York.

Charter Fabrics, Inc. is a turn-key operation for worldwide sourcing in the textile and cosmetic industries, with a specialty in Asia.  The Charter Fashion division of Charter Fabrics provides fabric and complete women’s garment packages to major U.S. manufacturers.  The Innovative Cosmetic Concepts division of Charter Fabrics provides a full line of cosmetic color kits which it manufactures for cosmetic companies as well as directly distributing them to major U.S. retailers.

The letter of intent states that the Company will exchange 11,000,000 shares of restricted unregistered common stock of the Company for all of the shares of common stock of Charter Fabrics.  Charter Fabric’s current annual revenue totals in excess of $13 Million Dollars.  The acquisition is subject to the completion of a due diligence review and execution of definitive agreements.

David Hale, Chairman of the Board of Directors, President and Acting Chief Financial Officer of the Company, commented, “We are excited about the opportunity to grow our business in a new direction with the acquisition of Charter Fabrics.”

About International Smart Sourcing, Inc.

International Smart Sourcing, Inc. specializes in assisting companies in substantially reducing their cost of manufacturing by outsourcing all or part of their manufacturing to China. The Company’s services include project management, source selection, engineering coordination, quality assurance, logistics, and cost reduction. Product specializations are tooling, injection molding, die-casting, metal stampings, mechanical assemblies, and electromechanical assemblies. The Company has offices located in New York and China.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any such statements are subject to risks and uncertainties, which could cause actual results to vary materially from those indicated. Actual results could differ due to a number of factors, including negative developments relating to unforeseen order cancellations or push outs, the company’s strategic relationships, the impact of intense competition and changes in our industry.

Company Contact:
David Hale, Chairman of the Board of Directors,
President, and Acting Chief Financial Officer
Phone: (631) 293-4796
dave@smart-sourcing.com